CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Exhibit 23.1

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of ISTA Pharmaceuticals, Inc. for the registration of 3,600,000 shares of its common stock to be filed on or about April 21, 2004 and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the consolidated financial statements of ISTA Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

San Diego, California

April 20, 2004